U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address         2.   Date of Event Re-    4.  Issuer Name and Ticker or Trading Symbol
    of Reporting Person            quiring Statement-
Sinclair, Amanda M.                 (Month/Day/Year)         Sharecom, Inc. ("SCMI")
                                   11/29/02

(Last)(First)(Middle)     3.  IRS or Social Se-     5.  Relationship of Reporting Person to Issuer       6.  If Amendment, Date of
                              curity Number of                 (Check all applicable)                      Original(Month/Day/Year
                              Reporting Person
14343 Judson Road #802          (Voluntary)                  X         Director                  10% Owner
                                                                  ---------------        --------------
(Street)                                                     X      Officer (give         Other (Specify
                                                                            ----------    ----------------
                                                                           title                  below)
                                                                           below)
                                                                          Secretary/Treasurer



San Antonio, Texas 78233





(City)(State)(Zip)                                     Table I - Non-Derivative Securities Beneficially Owned


1. Title of Security           2. Amount of Securities    3.  Ownership           4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                 Beneficially Owned           Form:  Direct              (Instr. 5)
                                   (Instr. 4)             (D) or Indirect (I)
                                                          (Instr. 5)
Common Stock                   274,771                        D







Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)
                    (Print or Type Responses) SEC 1473 (8-92)





FORM 3 (continued)                  Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of Derivative Security   2.  Date Exer-      3.  Title and Amount of Securities4.  Conver-  5.  Owner-    6.  Nature of
     (Instr. 4)                      cisable and       Underlying  Derivative Security       sion or     ship Form   Indirect
                                   Expiration              (Instr. 4)                      Exercise     of Deriv-    Beneficial
                                   Date                                                   Price of        ative      Ownership
                                   (Month/Day/Year)                                      Deri-            Security:  (Instr. 5)
                                                                                              vative    Direct
                                                                                              Security(D)  or
                                                                                                      Indirect
                                                                                                      (I)
                                                                                                          (Instr. 5)
                                   Date        Expira-            Amount or
                                   Exer-       tion       Title   Number of
                                   cisable     Date               Shares











Explanation of Responses:

(


** Intentional misstatements or omission of facts constitute Federal Criminal Violations. 12/13/02
----------------------------------------------------------------- ---------------------------------------
                                                /s/ Amanda M. Sinclair
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a). **Signature of Reporting Person Date
                                                Amanda M. Sinclair
Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, See Instruction 6 for procedure.
Page 2
SEC 1473 (8-92)